UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
UiPath, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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UiPath, Inc.
One Vanderbilt Avenue, 60th Floor
New York, New York 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 26, 2025
Virtual Meeting: www.virtualshareholdermeeting.com/PATH2025
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of UiPath, Inc., a Delaware corporation ("UiPath"), which will be held on Thursday, June 26, 2025 at 11:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions, and vote online during the meeting by visiting www.virtualshareholdermeeting.com/PATH2025. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our employee stockholders around the world to attend the Annual Meeting, and provides cost savings for UiPath and our stockholders. We encourage you to attend online and participate. We recommend that you log in a few minutes before 11:00 a.m., Eastern Time, on June 26, 2025, to ensure you are logged in when the Annual Meeting starts. The Annual Meeting will be held for the following purposes:
1.To elect as directors the eight nominees named in the accompanying Proxy Statement, each to hold office until our Annual Meeting in 2026;
2.To approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”);
3.To ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026; and
4.To transact such other business that may properly come before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 29, 2025. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors

/s/ Brad Brubaker
Brad Brubaker
Chief Legal Officer and Secretary
New York, New York
May 13, 2025

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.
Even if you have voted by proxy before the meeting, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 26, 2025 at 11:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/PATH2025. The Proxy Statement and Annual Report to stockholders are available at www.proxyvote.com

UiPath, Inc.
One Vanderbilt Avenue, 60th Floor
New York, New York 10017
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 26, 2025 at 11:00 a.m., Eastern Time
Our board of directors is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of UiPath, Inc., a Delaware corporation ("UiPath"), to be held virtually, via a live audio webcast at www.virtualshareholdermeeting.com/PATH2025, on Thursday, June 26, 2025 at 11:00 a.m., Eastern Time, and any adjournments or postponements thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. As a global company, we believe this meeting type is better for our stockholders, which includes our employees. Stockholders attending the virtual meeting will be able to listen to the meeting live, submit questions, and vote online.
For the Annual Meeting, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 13, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked.

We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on April 29, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 457,414,457 shares of Class A common stock and 77,452,748 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 35 votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/PATH2025 and in this Proxy Statement.
In this Proxy Statement, we refer to UiPath, Inc. as “UiPath,” the “Company,” “we,” or “us” and the board of directors of UiPath as "our board" or “our board of directors.” References to fiscal years 2025, 2024, and 2023 in this Proxy Statement refer to our fiscal years ended January 31, 2025, 2024, and 2023, respectively. References to fiscal year 2026 refer to our fiscal year ending January 31, 2026. The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2025, accompanies this Proxy Statement. You also may obtain a copy of the Annual Report without charge by emailing investor.relations@uipath.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Proxy Statement, and you should not consider information on our website to be part of this Proxy Statement.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via a live audio webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PATH2025. The meeting will start at 11:00 a.m., Eastern Time, on Thursday, June 26, 2025. Stockholders attending the virtual meeting will be able to listen to the meeting live, submit questions, and vote online.

In order to enter the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank, or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/PATH2025. We recommend that you log in a few minutes before 11:00 a.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/PATH2025 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•Please direct all questions to Daniel Dines, our Chief Executive Officer, or Brad Brubaker, Chief Legal Officer and Corporate Secretary, at the Annual Meeting.
•Please include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests.
•Be respectful of your fellow stockholders and Annual Meeting participants.
•No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/PATH2025 or at www.proxyvote.com. Technical support will be available starting at 10:00 a.m., Eastern Time on June 26, 2025.
Who can vote at the Annual Meeting?
Only stockholders of record of our Class A common stock and Class B common stock at the close of business on the Record Date, April 29, 2025, will be entitled to vote at the Annual Meeting. On the Record Date, there were 457,414,457 shares of Class A common stock and 77,452,748 shares of Class B common stock outstanding and entitled to vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 35 votes per share of Class B common stock.
•Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank, or other agent and after obtaining a valid proxy from such organization.

What am I voting on?
There are three matters scheduled for a vote:

•Proposal 1: Elect as directors the eight nominees named in this Proxy Statement, each to hold office until our 2026 Annual Meeting;
•Proposal 2: Approve, on a non-binding advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”); and
•Proposal 3: Ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/PATH2025, starting at 11:00 a.m., Eastern Time on Thursday, June 26, 2025. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 25, 2025 to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 25, 2025 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•Submit another properly completed proxy card with a later date.

•Grant a subsequent proxy by telephone or through the internet.
•Send a timely written notice that you are revoking your proxy via email at investor.relations@uipath.com.
•Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you, or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the eight nominees for director named in this Proxy Statement; "FOR" approval, on a non-binding advisory basis, of the compensation paid to our named executive officers ("say-on-pay vote"); and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank, or other agent with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 3. Your broker or nominee, however, may not vote your shares on Proposals 1 or 2 without your instructions. Please instruct your broker, bank, or other agent to ensure that your vote will be counted.
What are “broker non-votes”?
Broker non-votes occur when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on those matters. These unvoted shares with respect to "non-routine" matters are counted as "broker non-votes."
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from such organization.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: (1) with respect to Proposal 1, votes "FOR," "WITHHOLD," and broker non-votes, (2) with respect to Proposal 2, votes "FOR," "AGAINST," abstentions, and broker non-votes, and (3) with respect to Proposal 3, votes "FOR," "AGAINST," and abstentions.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

	Proposal	Vote Required for Approval	“Withhold” Vote	Abstentions	Broker Non-Votes
1.	Election of Directors	Eight nominees receiving the most “FOR” votes will be elected.	No effect	Not applicable	No effect
2.	Approval, on a non-binding advisory basis, the compensation paid to our named executive officers ("say-on-pay vote")
Must receive “FOR” votes from the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.
			Not applicable	No effect	No effect
3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026
Must receive “FOR” votes from the holders of a majority of the voting power of the shares present by virtual attendance or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.
			Not applicable	No effect	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The presence, in person, by remote participation, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 13, 2026 to our Corporate Secretary at One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attention: Corporate Secretary.
Pursuant to our second amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2026 Annual Meeting, you must do so not later than the close of business on March 28, 2026 nor earlier than the close of business on February 26, 2026; provided, however, that, if the date of next year's annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of this year’s annual meeting, notice must be received not earlier than the close of business on the 120th day prior to next year's annual meeting and not later than the close of business on the later of the 90th day prior to next year's annual meeting or, if later than the 90th day prior to next year's annual meeting, the tenth day following the day on which public announcement of the date of next year's meeting is first made by us. You are also advised to review our second amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, eight directors are to be elected to hold office until the 2026 Annual Meeting and until their successors have been elected and qualified. Each of the nominees is currently a member of our board of directors. Each of the nominees was elected by the stockholders at our 2024 Annual Meeting, other than Sivaramakichenane Somasegar, who was appointed by our board of directors, effective September 2024. Mr. Somasegar was recommended to our board by Mr. Dines. Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated each of Daniel Dines, Philippe Botteri, Michael Gordon, Sivaramakichenane Somasegar, Daniel Springer, Karenann Terrell, Rich Wong, and June Yang, each to be elected as a director of the Company to serve on our board of directors until the 2026 Annual Meeting and until such time as their respective successors have been duly elected and qualified or until their earlier death, disability, resignation, retirement, disqualification, or removal from office. Ms. Laela Sturdy previously notified us of her intent not to stand for re-election at the Annual Meeting and will therefore be resigning from our board of directors, effective as of immediately prior to the Annual Meeting. In connection with her resignation, our board of directors has approved a decrease in the authorized number of directors on the board of directors from nine to eight directors, effective as of immediately prior to the Annual Meeting.
Our board of directors has no reason to believe that any of the nominees named in this Proxy Statement would be unable or unwilling to serve as a director if elected. In the event that any of these nominees should become unavailable for election due to any presently unforeseen reason, proxies will be voted for a substitute as designated by our board, or alternatively, our board may leave a vacancy on the board, or reduce the size of our board.
Vacancies on the board of directors may be filled by persons elected by a majority of the remaining directors or, if such vacancy is created prior to the date our Class B common stock is automatically converted to Class A common stock pursuant to the terms of our amended and restated certificate of incorporation, by the holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. A director elected by our board of directors to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term and until the director’s successor is duly elected and qualified.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, reflects the appropriate balance of professional and industry knowledge, financial expertise, diversity, and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated the nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members, and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the committee views as critical to effective functioning of our board. To provide a mix of experience and perspective on our board, the committee also takes diversity into account. The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on our board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for our board, and these views may differ from the views of other members. Our board of directors and the nominating and corporate governance committee believe that the combination of the various qualifications and experiences of the director nominees would contribute to an effective and well-functioning board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES
Set forth below are the nominees for directors at the Annual Meeting, including biographical information, position or office held with us as of the date of this Proxy Statement, and information regarding the experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2025 Annual Meeting

Daniel Dines

Chief Executive Officer, Co-Founder, and Chairman; Chairman since 2005

Biography:
Mr. Dines is our Co-Founder and has served as our Chief Executive Officer since June 2024. He was previously our Chief Innovation Officer from February 2024 to June 2024, our Co-Chief Executive Officer from May 2022 through January 2024 and, prior to that, was our Chief Executive Officer since our founding in 2005. He has also served as Chairman of our board of directors since our founding. Before founding UiPath, Mr. Dines was a software development engineer at Microsoft Corporation. Mr. Dines holds a M.S. from the University of Bucharest. We believe that Mr. Dines is qualified to serve on our board of directors because of his leadership in conceptualizing and developing our brand and business; his software development expertise; and his extensive knowledge of our industry.

Age: 53

Philippe Botteri	INDEPENDENT

Director since February 2020; Board observer from April 2017 to February 2020

Committee(s): Nominating and corporate governance committee (Chair, effective as of immediately prior to the Annual Meeting)

Biography:
Mr. Botteri serves, since June 2011, in various senior roles and as a Partner at Accel, a venture capital firm, where he focuses on investments in early and growth stage technology companies, including cloud applications, enterprise security, and online marketplaces. Mr. Botteri currently holds directorships and management positions for several Accel entities and other private companies. Mr. Botteri served on the board of directors of Fiverr International Ltd., an online marketplace for freelance services, from 2016 through 2023. Mr. Botteri holds a M.A. from Ecole Polytechnique and Ecole des Mines in France. We believe that Mr. Botteri is qualified to serve on our board of directors because of his global experience; financial expertise; software and technology industry and product experience; and cloud computing experience.

Age: 51

Michael Gordon	INDEPENDENT

Director since September 2020

Committee(s): Audit committee (Chair)

Biography:
Mr. Gordon served as Chief Financial Officer, from July 2015 to January 2025, and Chief Operating Officer, from November 2018 to January 2025, of MongoDB, Inc., a database platform company. Prior to joining MongoDB, Inc., Mr. Gordon worked at Yodle, Inc., an online marketing company, where he served as the Chief Financial Officer from May 2009 until July 2015 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the media and telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon received an A.B. from Harvard College and a MBA from Harvard Business School. We believe that Mr. Gordon is qualified to serve on our board of directors because of his global experience; financial expertise; software and technology industry and product experience; and cloud computing experience.

Age: 55

Sivaramakichenane Somasegar	INDEPENDENT

Director since September 2024

Committee(s): Nominating and corporate governance committee

Biography:
Mr. Somasegar has served as a Managing Director at Madrona Ventures, an early stage venture capital firm, since 2017, after joining the firm in 2015. Prior to joining Madrona, Mr. Somasegar built a career at Microsoft over nearly three decades, where he led the company’s Developer Division responsible for the Visual Studio and .NET family of products that are the core building blocks for tens of millions of developers to build applications. Mr. Somasegar also led the development of Microsoft’s R&D labs in Boston, Canada, China, India, and Israel. Mr. Somasegar serves on the boards of directors of several private companies. Mr. Somasegar holds a master’s degree in computer engineering from Louisiana State University and a bachelor’s degree in electronics and communication engineering from Guindy Engineering College, Anna University in Chennai, India. Mr. Somasegar also received an Honorary Doctorate from Anna University for accomplishments in Technology and Computer Science. We believe that Mr. Somasegar is qualified to serve on our board of directors because of his global experience; management experience; software and technology industry and product experience; and cloud computing experience.

Age: 58

Daniel D. Springer	INDEPENDENT

Director since March 2021

Committee(s): Audit committee; compensation committee

Biography:
Mr. Springer serves, since April 2025, as the Chief Executive Officer of Ironclad and previously served, from January 2017 to June 2022, as Chief Executive Officer and President of DocuSign, Inc., an e-signature technology company. From May 2015 to January 2017, he served as an Operating Partner at Advent International Corp., a private equity investment firm. From March 2004 to March 2014, Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Mr. Springer previously served on the board of directors of DocuSign, Inc. from January 2017 to April 2025 and YuMe Inc. from October 2013 to July 2017. Mr. Springer holds a B.A. from Occidental College and a MBA from Harvard University. We believe that Mr. Springer is qualified to serve on our board of directors because of his experience as a public company CEO; financial expertise; software and technology industry and product experience; cloud computing experience; management experience; and sales and marketing experience.

Age: 61

Karenann Terrell	INDEPENDENT

Director since April 2023

Committee(s): Audit committee

Biography:
Ms. Terrell most recently served as Chief Digital and Technology Officer of GlaxoSmithKline Plc from September 2017 through December 2021. Prior to that, Ms. Terrell served as the Chief Information Officer of Walmart Inc. from 2010 through 2017. Ms. Terrell has served on the board of directors of Eaton Corp Plc since July 2024 and previously served on the board of Pluralsight, Inc., from 2017 through 2021. Ms. Terrell received a B.S. in Electrical Engineering from Kettering University and a M.S. in Electrical Engineering from Purdue University. We believe Ms. Terrell is qualified to serve on our board of directors because of her broad IT and digital experiences spanning several industries.

Age: 64

Richard P. Wong	INDEPENDENT

Director since March 2018

Committee(s): Compensation committee (Chair)

Biography:
Mr. Wong has served as a member of our board of directors since March 2018. Mr. Wong serves, since November 2006, as a General Partner at Accel. From January 2001 to November 2006, Mr. Wong held a number of executive roles at Openwave Systems Inc., a mobile software company, including Senior Vice President of Products and Chief Marketing Officer. Mr. Wong serves on the boards of directors of Atlassian Corporation Plc, a software development tool company, since July 2010, and a number of other private companies. Mr. Wong also served on the board of directors of Sunrun Inc., a solar energy company, from July 2009 to March 2018. Mr. Wong holds a B.S. and a M.S. from the Massachusetts Institute of Technology. We believe that Mr. Wong is qualified to serve on our board of directors because of his global experience; financial expertise; software and technology industry and product experience; and cloud computing experience.

Age: 55

June Yang	INDEPENDENT

Director since February 2024

Committee(s): Audit committee

Biography:
Ms. Yang has served in executive roles at multiple Fortune 500 companies. Most recently, she was Vice President, Cloud AI and Industry Solutions at Google Cloud from 2021 to 2023. Prior to that she worked as Vice President and General Manager, Compute and Machine Learning Infrastructure at Google Cloud from 2019 to 2021. Ms. Yang held senior leadership roles at VMware from 2009 to 2019 and was at Oracle before that. Ms. Yang currently serves on the Board of Directors of NetApp, Inc. and MSCI Inc. since September 2024 and December 2024, respectively. She also serves on the board of directors of Cradles to Crayons, a nonprofit for children in need. Ms. Yang earned a M.S. in Management from Stanford University Graduate School of Business, a M.S. in Chemical Engineering from the University of California, Berkeley, and a B.S. in Chemical Engineering from Caltech. We believe Ms. Yang is qualified to serve on our board of directors given her global experience; software and technology industry and product experience; cloud computing experience; and management experience.

Age: 51

CORPORATE GOVERNANCE
Fiscal Year 2025 Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended January 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Philippe Botteri	$45,000	$193,529	$238,529
Michael Gordon	$55,000	$193,529	$248,529
Sivaramakichenane Somasegar (3)	$18,220	$607,622	$625,842
Daniel D. Springer	$60,000	$193,529	$253,529
Laela Sturdy (4)	$45,000	$193,529	$238,529
Karenann Terrell	$45,000	$193,529	$238,529
Richard P. Wong	$60,000	$193,529	$253,529
June Yang (5)	$40,679	$796,376	$837,055
(1) Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors under our UiPath, Inc. 2021 Equity Incentive Plan (the " 2021 Plan"), computed in accordance with Accounting Standards Codification ("ASC") 718. In June 2024, each of our non-employee directors then serving received a grant of 17,021 restricted stock units ("RSUs") with a grant date fair value of $193,529. Ms. Yang's stock award also reflects the initial award of 26,086 RSUs with a grant date fair value of $602,847 granted upon joining the board, and Mr. Somasegar's stock award only reflects the initial award of 47,694 RSUs with a grant date fair value of $607,622 granted upon joining the board, as he was not serving at the time of the June 2024 grant. The initial awards are further described under "Non-Employee Director Compensation Policy" below. For information on how the fair value of these awards was determined, refer to the discussion of significant accounting policies included in the Annual Report, as filed with the SEC on March 24, 2025. This amount does not reflect the actual economic value that may be realized by the non-employee director.
(2) As of January 31, 2025, the aggregate number of outstanding shares underlying outstanding RSUs held by each of our non-employee directors was as follows:

Name	Number of Shares Underlying RSUs
Philippe Botteri	17,021
Michael Gordon	17,021
Sivaramakichenane Somasegar	47,694
Daniel D. Springer	17,021
Laela Sturdy	17,021
Karenann Terrell	41,712
Richard P. Wong	17,021
June Yang	43,107
(3) Mr. Somasegar was appointed to our board on August 30, 2024, effective September 5, 2024.
(4) Ms. Sturdy is not standing for re-election and will resign from our board of directors, effective as of immediately prior to the Annual Meeting.
(5) Ms. Yang was appointed to our board on January 10, 2024, effective February 1, 2024.
Daniel Dines, our Chief Executive Officer and Co-Founder, is our Chairman of our board of directors. Mr. Enslin, our former Chief Executive Officer, informed the Company of his resignation as Chief Executive Officer and from the board of directors on May 23, 2024, effective June 1, 2024. Neither Mr. Dines nor Mr. Enslin received additional compensation for service as a director. See the section titled "Executive Compensation" for more information regarding the compensation earned by each of Mr. Dines and Mr. Enslin.
Non-Employee Director Compensation Policy
Our board of directors adopted a non-employee director compensation policy in April 2021, which was subsequently modified in fiscal year 2024. As of January 31, 2025, our non-employee director compensation policy consisted of the following elements:
•an annual cash retainer of $30,000 for board service;
•an annual cash retainer of $15,000 for service as lead independent director;
•an annual cash retainer of $25,000 for service as audit committee chair;

•an annual cash retainer of $15,000 for service as a member of the audit committee, and chair or member of the compensation committee, the nominating and corporate governance committee, or a Board subcommittee;
•an initial RSU award granted upon a non-employee director’s initial election or appointment to our board, with a value equal to $600,000, vesting in three equal annual installments; and
•an RSU award granted at each annual meeting of stockholders to each non-employee director serving on such date, with a value of $200,000, vesting on the earlier of (1) the date of the following year’s annual meeting (or the day immediately preceding the next annual meeting, if the non-employee director's service as a director ends at such meeting due to the director's failure to be re-elected or the director not standing for re-election); or (2) the first anniversary of the grant date.
The compensation described above is subject to the limits on non-employee director compensation set forth in the 2021 Plan. Each such RSU award will vest subject to the director’s continuous service with us, provided that each RSU award will vest in full upon a change in control of the Company (as defined in the 2021 Plan).
Board Composition
Ensuring that our board of directors is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience, and backgrounds, and effectively represent the long-term interests of stockholders is a top priority of our board of directors and the nominating and corporate governance committee. Our board of directors and the nominating and corporate governance committee believe that different perspectives are critical to a forward-looking and strategic board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. When recommending to our board of directors the slate of director nominees for election at the Annual Meeting, the nominating and corporate governance committee strives to maintain an appropriate balance of skills, tenure, and diversity on our board.
Our business and affairs are managed under the direction of our board of directors. We currently have nine directors, eight of whom who have been nominated and are standing for re-election. Each director is elected to the board of directors for a one-year term, to serve until the election and qualification of a successor director at our Annual Meeting, or until the director’s earlier removal, resignation, or death.
Board Skills and Experience
The following chart reflects the skills and experience of our director-nominees standing for election at the Annual Meeting, based on categories:

Board Diversity
The following chart reflects self-identification by the director-nominees standing for election at the Annual Meeting:
Director Independence
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE"). Under the NYSE listing standards, a majority of the members of our board of directors must qualify as "independent" as affirmatively determined by our board of directors. Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Messrs. Botteri, Gordon, Somasegar, Springer, and Wong and Mses. Sturdy, Terrell, and Yang are independent for purposes of applicable NYSE standards, including with respect to committee service. In making these determinations, our board of directors considered any relevant identified current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Board Leadership Structure
Mr. Dines, our sole Chief Executive Officer since June 1, 2024, serves as Chairman of our board of directors, a role he has held since the Company's founding. Mr. Enslin previously served as our sole Chief Executive Officer between February 1, 2024 and June 1, 2024, and prior to that, served alongside Mr. Dines as Co-Chief Executive Officer since May 2022. In addition to his role as Chairman, Mr. Dines also assumed the newly-created role of Chief Innovation Officer from February 1, 2024 until he re-assumed the role of sole Chief Executive Officer in June 2024 (a role he had held prior to May 2022 since the Company's founding), at which time we returned to a combined Chief Executive Officer and Chairman structure. We believe that returning to a combined structure best serves the current needs of UiPath and its stockholders and provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and board chair role helps facilitate the regular flow of information between the board and management and ensures the board and management act with a common purpose. We also believe that it is advantageous to have a chair of our board of directors who has an extensive history with and knowledge of our company (as is the case with Mr. Dines) as compared to a relatively less informed independent chair. The board expects to continue to evaluate its leadership structure on an ongoing basis and may make leadership changes as appropriate for the Company's future needs.
Our Corporate Governance Guidelines provide that one of our independent directors may serve as the lead independent director at any time that Mr. Dines, or anyone else who is not an independent director, is serving as the chairman of the board of directors. Since our initial public offering, Richard P. Wong has served as our lead independent director. Mr. Wong's duties include: (i) presiding at all meetings of the board of directors at which Mr. Dines is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and Mr. Dines; (iii) presiding over meetings of the independent directors; (iv) consulting with Mr. Dines in planning and setting schedules and agendas for board meetings; and (v) performing such other functions as our board of directors may delegate.
Committees and Meetings of our Board of Directors
Our board of directors is responsible for the oversight of management and the strategy of the Company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met seven times during fiscal year 2025. With respect to the committees of our board of directors, the audit committee met ten times, the compensation committee met six times, and the nominating and corporate governance committee met four times. In fiscal year 2025, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting; all of our directors then serving on our board attended the 2024 Annual Meeting.

As required under applicable NYSE listing standards, during our last completed fiscal year, our non-employee directors met four times in regularly scheduled executive sessions, at which only non-employee directors were present, at each of the quarterly scheduled board meetings. Mr. Wong presided over the executive sessions.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. These standing committees are comprised only of independent directors, pursuant to SEC regulations.
Each of the audit committee, the compensation committee, and the nominating and corporate governance committee generally meets quarterly and with greater frequency if necessary. Each committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the relevant committee, in consultation with management. Each committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by a committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in the committee's meetings.
Audit Committee
In fiscal year 2025, our audit committee consisted of Michael Gordon, Daniel D. Springer, Karenann Terrell, and June Yang. Our board of directors has determined that each of Mr. Gordon, Mr. Springer, Ms. Terrell, and Ms. Yang satisfies the independence requirements under the listing standards of the NYSE and Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The chair of our audit committee is Mr. Gordon, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and internal control over financial reporting;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•overseeing the design, implementation, organization, and performance of the Company’s internal audit function;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•overseeing the scope, design, adequacy, and effectiveness of our internal control over financial reporting and our disclosure controls and procedures; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.
Compensation Committee
In fiscal year 2025, our compensation committee consisted of Richard P. Wong and Daniel D. Springer. The chair of our compensation committee is Mr. Wong. Our board of directors has determined that each of Mr. Wong and Mr. Springer is independent under the listing standards of the NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our compensation committee include, among other things:

•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our Chief Executive Officer and, with the assistance of our Chief Executive Officer, that of our other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•reviewing and evaluating succession plans for the executive officers;
•reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities, and personnel of UiPath. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors, and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants' reasonable fees and other retention terms.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Laela Sturdy, Philippe Botteri, and Sivaramakichenane Somasegar. Mr. Somasegar has served as a member of our nominating and corporate governance committee since his appointment to our board of directors effective September 2024. The chair of our nominating and corporate governance committee is Ms. Sturdy. Ms. Sturdy is not standing for re-election and will resign from our board of directors, effective as of immediately prior to the Annual Meeting. Mr. Botteri will replace Ms. Sturdy as the chair of our nominating and corporate governance committee at that time. Our board of directors has determined that each of Ms. Sturdy, Mr. Botteri, and Mr. Somasegar is independent under the listing standards of the NYSE.
The nominating and corporate governance committee’s responsibilities include, among other things:
•identifying, evaluating, and selecting or recommending that our board of directors approve nominees for election to our board of directors and its committees;
•approving the retention of director search firms;
•evaluating the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating the adequacy of our corporate governance practices and reporting; and
•overseeing an annual evaluation of our board’s performance.
The nominating and corporate governance committee charter also provides that that the committee provides oversight on management's efforts on environmental, social, and governance ("ESG") matters, including sustainability matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on our website at ir.uipath.com/governance/governance-documents.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, the ability to understand our industry, and being older than 21. The nominating and corporate governance committee also plans to consider factors such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrating excellence in their field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, the operating requirements of UiPath, and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, skills, and such other factors as it deems appropriate, given the current needs of our board of directors and our business, to maintain a balance of knowledge, experience, and capability. The Company does not at present have a formal policy with respect to director diversity.
In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to UiPath during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee satisfies independence requirements based on applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, provided they comply with applicable law and our second amended and restated bylaws, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attention: Corporate Secretary, in the time frames set forth under "When are stockholder proposals and director nominations due for next year’s Annual Meeting?" above.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in "When are stockholder proposals and director nominations due for next year’s Annual Meeting?" above and refer to our second amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Risk Oversight
Our board of directors, through its committees, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our enterprise risk management program, major financial risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee monitors oversight of risks associated with cybersecurity, information security, and data privacy; our data security programs; and assessment, management, and mitigation of such risks. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to overseeing the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines and oversight of the Company’s ESG program.
In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning. Our board of directors appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Conduct
We have adopted a Code of Conduct that applies to all employees, including executive officers, and to directors. The Code of Conduct is available on our website at ir.uipath.com/governance/governance-documents. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or any person performing similar functions, or to any of our directors or other executive officers, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted the UiPath, Inc. Corporate Governance Guidelines for the conduct and operation of our board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, management succession planning, and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at ir.uipath.com/governance/governance-documents.
Stockholder Communications with our Board of Directors
Our board of directors has adopted a formal process by which stockholders and other interested parties may communicate with our board or any of its directors. Stockholders and other interested parties wishing to communicate with our board or an individual director may send a written communication c/o UiPath, Inc., One Vanderbilt Avenue, 60th Floor, New York, New York 10017, Attn: Corporate Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to our board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to our board or such director will be submitted to our board or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-employee director upon such director’s request.

EXECUTIVE OFFICERS
Set forth below is biographical information for our executive officers, other than Mr. Dines, whose biographical information is included above under the caption "Information Regarding Director Nominees."

Ashim Gupta

Mr. Gupta has served as our Chief Operating Officer since August 2024 and our Chief Financial Officer since November 2019. He previously served as our Chief Customer Success Officer from February 2018 to November 2019. Prior to joining UiPath, Mr. Gupta served in various roles at General Electric Company from January 2000 to February 2018, including most recently as Senior Vice President and Chief Information Officer for Finance and Global Operations from March 2016 to February 2018, and as Chief Financial Officer of GE Water from August 2013 to March 2016. Mr. Gupta holds a B.A. from Rutgers University.

Age: 46

Brad Brubaker

Mr. Brubaker is our Chief Legal Officer, a position he has held since April 2019. Prior to joining UiPath, Mr. Brubaker served in various roles at SAP, an enterprise software company, from April 1994 to April 2019, including most recently as General Counsel—Global Field from July 2008 to April 2019. Mr. Brubaker holds a B.S. from Albright College and a J.D. from Temple University.

Age: 61

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our compensation committee arrived at specific compensation decisions for the fiscal year ended January 31, 2025 for our named executive officers ("NEOs").
Named Executive Officers
Our NEOs for the fiscal year ended January 31, 2025 are:
•Daniel Dines, our Chief Executive Officer;
•Robert Enslin, our former Chief Executive Officer;
•Ashim Gupta, our Chief Financial Officer and Chief Operating Officer; and
•Brad Brubaker, our Chief Legal Officer.
Business Highlights
Our Business
UiPath is at the forefront of technology innovation and thought leadership in automation, as the provider of an end-to-end platform that can help customers realize the true potential of digital transformation. The UiPath Platform™ leverages AI, machine learning, and natural language processing to empower automations that emulate human behavior, driving operational efficiencies and meaningful business outcomes without requiring significant changes to the organization's underlying technology infrastructure.
Historically, we have grown our revenue and Annualized Renewal Run-rate ("ARR") significantly by helping customers adopt automation as a tool, process by process. Today, we continue to build on this foundation and drive the evolution of AI-powered automation by inspiring customers to see automation more holistically, as not just a tool but as a whole new way of operating and innovating.
Fiscal Year 2025 Highlights
•Revenue of $1,429.7 million increased 9% year-over-year.
•ARR of $1,666.1 million increased 14% year-over-year.
•Gross margin was 83% for fiscal year 2025, compared to 85% in fiscal year 2024.
•Cash and cash equivalents, restricted cash, and marketable securities were $1,724.1 million as of January 31, 2025, compared to $1,880.3 million as of January 31, 2024.

Executive Summary
The important features of our executive compensation program include the following:

What We Do	What We Don't Do
Our compensation committee consists solely of independent members of our board of directors.	We prohibit hedging and pledging of UiPath stock.

Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.	We do not provide our executive officers with excise tax gross-ups.

Our compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant, aligning the peer group to the Company based on relative size, value, and industry.
We do not provide excessive executive perquisites.

A significant portion of our NEOs' compensation is at-risk and tied to our measurable performance.	We do not provide guaranteed annual salary increases or equity rights.

Our annual performance-based bonus opportunities for our NEOs are dependent upon our achievement of annual corporate objectives established each year.	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse impact on UiPath.

Annual equity awards with multi-year vesting periods are an integral part of our executive compensation program and comprise a primary at-risk portion of our NEO compensation package.
Consideration of 2024 Advisory "Say-On-Pay" Vote
At our Annual Meeting in 2024, we held an advisory vote regarding our executive compensation program, commonly called a “say-on-pay” vote. Of the votes cast, over 95% voted in favor of the “say-on-pay” resolution. We took this to represent strong support for our program. In addition, our stockholders expressed an overwhelming preference at our Annual Meeting in 2023 that we conduct a “say-on-pay” vote on an annual basis, and as such we intend to continue soliciting a vote on an annual basis.
We welcome and value the views and insights of our stockholders and conduct regular outreach to connect with our stockholders to ensure open lines of communication. Our investor relations team, with members of leadership, aims to regularly meet with our stockholders to better understand their perspective on a wide range of topics, including company strategy and performance, corporate governance practices, board structure and composition, executive compensation policies and practices, and practices relating to sustainability matters.
The feedback we receive from our stockholders through these activities is regularly communicated to the nominating and corporate governance committee and compensation committee. After careful review, our nominating and corporate governance committee and compensation committee recommend to the board whether enhancements to the Company’s policies and practices are required or recommended to respond to stockholder concerns or expectations relating to new issues or emerging trends.
As noted below under "Fiscal Year 2025 Executive Compensation Program — PSUs in Fiscal Year 2026," in fiscal year 2026, in part in response to stockholder feedback, we introduced performance stock units ("PSUs") as a portion of long-term equity incentive compensation for our NEOs.
Objectives, Philosophy, and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:
•attract, retain, and reward highly-qualified executives who have the skills and leadership necessary to grow our business;
•provide incentives that motivate and reward for achievement of our key performance goals; and
•align our executives’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.
Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus; and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under UiPath’s 401(k) plan and participation in employee benefit plans.

The below chart summarizes the three main elements of our executive compensation, their objectives, and key features:

Element	Objectives	Key Features

Base salary (fixed cash)	Provides market competitive income for performing job responsibilities.	Generally reviewed annually and determined by the compensation committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our independent compensation consultant.
Attracts highly-qualified executives.

Performance-based cash bonus (at-risk cash)	Motivates and rewards for contributing to our key business objectives.	Target amounts generally reviewed annually and determined by the compensation committee based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

	Aligns management and stockholder interests by linking pay to performance.	Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our strategic plan, generally determined by the compensation committee and communicated early in the fiscal year.

Long-term equity incentive (at-risk equity)	Motivates and rewards primarily for long-term company performance.	Equity opportunities are generally reviewed annually and granted each fiscal year.
Aligns management and stockholder interests by linking pay to performance.
 Individual awards are determined based on a number of factors, including current corporate and individual performance, company retention objectives, market data obtained from our independent compensation consultant, and external market conditions.

Attracts and retains highly-qualified executives and encourages their continued employment over the long-term.
We focus on providing a compensation package to our executive officers that provides competitive short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards, and equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the compensation committee, with feedback from its compensation consultant, uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In fiscal year 2025, we structured a significant portion of the NEOs’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards with multi-year vesting in order to align the NEOs’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and our Board
The compensation committee is appointed by our board of directors and helps our board of directors oversee our compensation policies, plans, and programs with the goal of attracting, incentivizing, retaining, and rewarding top-quality executive management and employees. The compensation committee is responsible for reviewing and determining all compensation paid to our NEOs and also reviews our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of our board.
The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions, or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation.
In fulfilling its responsibilities, the compensation committee considers input from an independent compensation consultant and, as appropriate, management. Mr. Dines and Mr. Enslin (prior to his departure) evaluated and provided to the compensation committee performance assessments and compensation recommendations for fiscal year 2025. Neither Mr. Dines nor Mr. Enslin participated in the deliberations concerning, or the determination of, his own performance and compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of his compensation.

Role of Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
During fiscal year 2025, the compensation committee continued its relationship with Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia’s engagement included:
•compiling a group of peer companies to use as a reference in evaluating current executive pay practices and to aid in making executive compensation decisions for fiscal year 2025;
•conducting market research and analysis to assist the compensation committee in developing executive compensation levels, including appropriate salaries and the size and structures of target bonus amounts and equity awards for our executives, including the NEOs;
•periodically reviewing and advising on compensation trends and regulatory developments;
•reviewing market and peer group equity usage metrics to assist with understanding of UiPath’s equity budget relative to market;
•conducting an annual compensation risk assessment; and
•periodically conducting a review of our director compensation policies and practices.
The compensation committee has analyzed whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, the compensation committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not raise any conflict of interest pursuant to the SEC rules.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee directed Compensia to develop a proposed peer group list of publicly-traded companies to be used in connection with assessing our compensation practices.
The independent compensation consultant proposed, and the compensation committee approved, a group of public companies that are reasonably comparable to UiPath in terms of industry and financial characteristics to provide management and the compensation committee with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to UiPath. In determining the peer group, the independent compensation consultant considered whether a company was (i) U.S.-headquartered; (ii) in application software, internet services and infrastructure, systems software, and healthcare technology; (iii) generally within a range of ~0.33x to ~3.0x UiPath’s revenue; and (iv) generally within a range of ~0.25x to ~3.0x UiPath’s market capitalization with secondary factors, including whether a potential peer company is at a similar stage from its initial public offering, had strong revenue growth, and was a potential competitor for executive talent.
The peer group with respect to fiscal year 2025 is as follows:

Appian	DocuSign	Procore Technologies
Asana	Dynatrace	RingCentral
Bill Holdings	Elastic N.V.	Samsara
Cloudflare	Freshworks	Twilio
Confluent	HashiCorp	Unity Software
Crowdstrike Holdings	MongoDB	Zscaler
Datadog	Okta
The compensation committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For fiscal year 2025, following an update of current peer financials, the compensation committee approved the removal of seven peers (Avalara, Coupa, Palantir, Paylocity Holdings, Qualtrics International, Snowflake, and The Trade Desk) and addition of four new peers (Appian, Bill Holdings, Freshworks, and HashiCorp) based on a review of recommended criteria to better align on relative size and value and ensure robust market perspective.
Using data compiled from the peer companies, the independent compensation consultant completed an assessment of our executive compensation to inform the compensation committee’s determinations regarding executive compensation for fiscal year 2025. The independent compensation consultant prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, total target cash compensation (base salary and annual target performance bonus), annual equity compensation awards (valued based both on an approximation of grant date fair value and ownership percentage), and total direct compensation (total target cash compensation and equity compensation grant value) with respect to each of the NEOs.

The compensation committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making fiscal year 2025 compensation decisions. Market data is only one of the factors that the compensation committee considers in making compensation decisions. The compensation committee considers other factors as described below under "Factors Used in Determining Executive Compensation."
Factors Used in Determining Executive Compensation
The compensation committee sets the compensation of our NEOs at levels determined to be competitive and appropriate for each NEO, using the committee's experience and judgment. Pay decisions are not made using a formulaic approach or benchmark; the compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the factors listed below.
•Company and individual performance;
•Existing business needs and criticality for future business needs and performance;
•Scope of job function and skill set;
•Relative pay among our executive officers;
•Need to attract new talent and retain existing talent in a highly competitive industry;
•Value of existing equity holdings, including the potential value of unvested equity awards;
•Range of market data reference points, as described above under "Use of Competitive Market Compensation Data"; and
•Recommendations from the Chief Executive Officer (other than with respect to his own compensation) and the independent compensation consultant.
Fiscal Year 2025 Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals. In March 2024, effective April 1, 2024, the compensation committee reviewed and approved the base salaries of our executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendation of our Chief Executive Officer, as well as the other factors described in the section above. No changes were suggested at this time. However, in August 2024, effective September 5, 2024, the compensation committee approved a base salary increase for Mr. Gupta of 20% from $500,000 to $600,000 as a result of his appointment to the additional role of Chief Operating Officer. There were no other NEO salary changes in fiscal year 2025. The base salaries approved for our NEOs for fiscal year 2025 were as follows:

Named Executive Officer	Fiscal Year 2025 Base Salary
Daniel Dines (1)	$6,017
Robert Enslin (2)	$750,000
Ashim Gupta (3)	$600,000
Brad Brubaker	$500,000
(1) Mr. Dines, our Chief Executive Officer, opted to receive nominal remuneration to cover certain benefits as noted in the "All Other Compensation" column of the Summary Compensation Table.
(2) Reflects Mr. Enslin's annual base salary as of his resignation in June 2024.
(3) Mr. Gupta's pay increase was effective September 5, 2024.
Annual Performance-Based Cash Bonus
Our annual performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve pre-established, company-wide priorities set by the compensation committee and to reward them for results and achievements in a given year. We strive to measure both top- and bottom-line performance metrics for a balanced approach and accountability.

Target Award Opportunities
The target annual performance-based bonus award opportunities for our NEOs were determined by the compensation committee in the first quarter of fiscal year 2025 and expressed as a percentage of their annual base salary, as set forth below. In August 2024, effective September 5, 2024, the compensation committee approved an increase to Mr. Gupta's target bonus opportunity from 65% to 80% as a result of his appointment to the additional role of Chief Operating Officer. There were no other changes to target bonus opportunities for our NEOs in fiscal year 2025.

Named Executive Officer	Fiscal Year 2025 Target Bonus Opportunity (%)	Fiscal Year 2025 Target Bonus Opportunity ($)
Daniel Dines (1)	—%	$—
Robert Enslin (2)	100%	$750,000
Ashim Gupta (3)	80%	$430,000
Brad Brubaker	50%	$250,000
(1) Mr. Dines does not participate in the annual performance-based bonus program.
(2) In connection with his resignation in June 2024, Mr. Enslin forfeited the opportunity to earn his fiscal year 2025 annual bonus.
(3) The dollar value of Mr. Gupta's target bonus opportunity is the amount of the actual base pay earned during fiscal year 2025 multiplied by his new target bonus opportunity %.
Executive Bonus Goal Setting
The compensation committee approved the performance metrics for fiscal year 2025 performance-based cash bonus awards for our NEOs at the first quarter compensation committee meeting. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors. For fiscal year 2025, the compensation committee again determined that the performance goals for our NEOs would be comprised entirely of corporate performance goals. The compensation committee believes that these goals represent rigorous objectives for our NEOs and align with stockholder interests. The NEOs’ fiscal year 2025 performance-based cash bonus awards are tied to the achievement of these goals, as set forth below:

Fiscal Year 2025 Bonus Plan
Corporate Performance Metric (1)	Payout (%)	iARR (2)	Non-GAAP Operating Income (3)
Threshold performance	50%	60% of target	70% of target
Target performance (4)	100%	100% of target	100% of target
Maximum performance	150%	140% of target	130% of target
(1) Payout is linear between threshold and target and linear between target and maximum.
(2) iARR is incremental annualized renewal run-rate. Annualized renewal run-rate ("ARR") is a key performance metric we use in managing our business because it illustrates our ability to acquire new subscription customers and to maintain and expand our relationships with existing subscription customers. We define ARR as annualized invoiced amounts per solution SKU from subscription licenses and maintenance and support obligations assuming no increases or reductions in customers’ subscriptions. ARR does not include the costs we may incur to obtain such subscription licenses or provide such maintenance and support. ARR also does not reflect nonrecurring rebates payable to partners (upon establishing sufficient history of their nonrecurring nature), the impact of nonrecurring incentives (such as one-time discounts provided under sales promotional programs), and any actual or anticipated reductions in invoiced value due to contract non-renewals or service cancellations other than for certain reserves (for example those for credit losses or disputed amounts). ARR does not include invoiced amounts associated with perpetual licenses or professional services. ARR is not a forecast of future revenue, which is impacted by contract start and end dates and duration. ARR should be viewed independently of revenue and deferred revenue as ARR is an operating metric and is not intended to replace these items.
(3) We calculate non-GAAP operating income by excluding the following items that are included in GAAP operating loss: stock-based compensation expense; amortization of acquired intangibles; employer payroll tax expense related to employee equity transactions; restructuring costs; and charitable donations of Class A common stock.
(4) The performance target (100% attainment) for each company performance goal is 100% of our fiscal year 2025 operating plan.
The compensation committee approved the weighting of the performance metrics (60% iARR and 40% non-GAAP operating income) and also approved the use of performance gates for funding the bonus, contingent on specified levels of iARR achievement, to ensure focus on growth as well as cost management. For fiscal year 2025, to fund above 80%, at least 70% of the iARR target had to be achieved; to fund above 90%, at least 85% of the iARR target had to be achieved; and to fund above 100%, at least 100% of the iARR target had to be achieved.
In March 2024, the compensation committee approved the below achievement against the performance targets:

	Performance Metrics
	iARR	Non-GAAP Operating Income
Weighting of performance metrics	60%	40%
Achievement	$211 million (1)	$241 million
Percent of target achieved	65%	75%
Funding	56%	58%
Weighted funding	57%
(1) For the purposes of determining executive bonus plan achievement, iARR is adjusted to reflect constant currency.

Fiscal Year 2025 Bonus Payout
In March 2025, the compensation committee approved payments for the fiscal year 2025 as follows:

Named Executive Officer	Fiscal Year 2025 Target Bonus Opportunity	Bonus Funding (as a % of Target Bonus)	Annual Bonus Paid (1)
Daniel Dines	$—	—	$—
Ashim Gupta (2)	$430,000	57%	$245,100
Brad Brubaker	$250,000	57%	$142,500
(1) The actual bonus paid is computed based on the eligible earnings for each NEO for the fiscal year (defined as the base salary earned in the fiscal period) multiplied by the funding percentage as approved by the compensation committee.
(2) The dollar value of Mr. Gupta's target bonus opportunity is the amount of the actual base pay earned during fiscal year 2025 multiplied by his new target bonus opportunity %.
These bonus payments were determined based solely on the level of financial achievement under the bonus program without the use of discretion, demonstrating our commitment to a pay for performance philosophy.

Equity Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our executive officers by the compensation committee. Mr. Dines, our Co-Founder, Chief Executive Officer, and Chairman, has not received an equity grant since before the IPO. As with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance, existing equity retention profiles, our total annual projected equity budget, and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than the Chief Executive Officer, the compensation committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described herein.
We generally grant equity awards to our executive officers on an annual basis; however, grants may occur at other times for new hires, promotions, or other special circumstances as our compensation committee determines appropriate. During fiscal year 2025, the Company did not grant stock options, stock appreciation rights, or similar awards to our NEOs. The Company has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K at this time.
In fiscal year 2025, the compensation committee approved grants to our executive officers of long-term incentive compensation opportunities in the form of RSU awards which may vest and be settled for shares of our Class A common stock over a three- or four-year period. Since the value of RSU awards changes with any change in the value of the underlying shares, they serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In addition, because our annual awards are subject to multi-year vesting requirements, RSU awards serve our retention objectives as our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Unlike stock options, RSUs have real economic value when they vest even if the market price of our Class A common stock declines or stays flat, thus delivering more predictable value to our executive officers. Additionally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently.

PSUs in Fiscal Year 2026
In fiscal year 2026, in part in response to stockholder feedback, we are introducing PSUs as a portion of long-term equity incentive compensation for our NEOs. The performance criteria for these awards will be based on revenue targets. The target value of fiscal year 2026 long-term equity incentive compensation will be weighted 50% in the form of PSUs and 50% in the form of RSUs. We believe this further aligns interests with our stockholders in driving long-term company performance and growth in value.
Annual and Supplemental Grants
Our NEOs received RSU grants based on the compensation committee’s review of the competitive market data for their respective positions, the size and vesting schedule of the equity awards previously granted to them, and the Company's desire to continue to retain existing talent, as well as our Chief Executive Officer's assessment of the other NEOs' performance for the year completed and future potential. Fiscal year 2025 grants to our NEOs were as follows:

Named Executive Officer	Fiscal Year 2025 Annual RSU Grant		Fiscal Year 2025 Supplemental RSU Grant
Daniel Dines	—		—
Robert Enslin	652,173	(1)	—
Ashim Gupta	326,086	(2)	245,499	(3)
Brad Brubaker	182,608	(2)	102,291	(4)
(1) Mr. Enslin's fiscal year 2025 annual RSU grant would have vested in equal quarterly installments over four years, beginning on July 1, 2024, subject to his continuous service through each such vesting date, but was forfeited in June 2024.
(2) Mr. Gupta and Mr. Brubaker's fiscal year 2025 annual RSU grants vest in equal quarterly installments over three years, beginning on July 1, 2024, subject to the respective NEO's continuous service through each such vesting date.
(3) Mr. Gupta's fiscal year 2025 supplemental RSU grant, awarded in recognition of his expanded role and for retention purposes, vests based upon the following vesting schedule: 88,380 of the shares underlying this RSU vested on January 1, 2025; 26,392 shares vested on April 1, 2025; and 26,392 shares will vest on each of July 1 and October 1, 2025 and January 1, 2026, with the remaining shares vesting in equal quarterly installments through July 1, 2027, subject to his continuous service through each such vesting date.
(4) Mr. Brubaker's fiscal year 2025 supplemental RSU grant, awarded for retention purposes, vests based upon the following vesting schedule: 36,825 of the shares underlying this RSU vested on January 1, 2025; 10,997 shares vested on April 1, 2025; and 10,997 shares will vest on each of July 1 and October 1, 2025 and January 1, 2026, with the remaining shares vesting in equal quarterly installments through July 1, 2027, subject to his continuous service through each such vesting date.
Severance
We do not have a severance plan in place. As discussed below, under "Employment Agreements", some of our NEOs are party to an offer letter that provides for payments upon certain terminations of employment.
Employment Agreements
We have entered into offer letters with each of our NEOs, the terms of which are described below. Each of our NEOs has executed our standard confidential information and invention assignment agreement.
Daniel Dines
In February 2021, we entered into a letter with Daniel Dines governing his position as our Chief Executive Officer. The letter has no specific term and provides for an at-will relationship with Mr. Dines. The letter does not provide for any compensation for Mr. Dines in connection with his service as Chief Executive Officer or upon termination or resignation from such position.
Robert Enslin
In April 2022, we entered into an offer letter with Mr. Enslin, our former Chief Executive Officer. The offer letter had no specific term and provided for at-will employment. Mr. Enslin's annual base salary was $750,000, and he was eligible for an annual discretionary performance bonus of up to 100% of his annual base salary, based on individual and corporate performance goals.
Under the terms of Mr. Enslin's offer letter, if we terminated his employment without Cause (as defined in his offer letter), then as a severance benefit, Mr. Enslin would be eligible to receive: (i) severance compensation in a gross amount equal to twelve months of his annualized amount of his then-current base salary, less applicable taxes, payroll deductions, and all required withholdings, to be paid on the Company’s regular payroll dates after the date the Release (as defined in his offer letter) is effective, subject to the “Taxes” section of his offer letter; (ii) a prorated portion of his Bonus (as defined in his offer letter) based on the target in effect at the time, less applicable taxes, payroll deductions, and all required withholdings, to be paid in a lump sum promptly after the date the Release is effective and no longer subject to revocation, and (iii) acceleration of twelve months of the service-time component of RSUs and stock options he held as of the effective termination date. As a condition to receiving the severance benefit above, Mr. Enslin would have had to sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Enslin resigned for Good Reason (as defined in his offer letter) or if we terminated Mr.

Enslin's employment without Cause, in either case within twelve months of a Change in Control or a Sale Event (each as defined in his offer letter), 100% of his then-unvested equity would immediately accelerate, vest and become exercisable.
On May 23, 2024, Mr. Enslin informed us of his decision to resign as Chief Executive Officer, effective June 1, 2024. Mr. Enslin agreed to provide us with transition support pursuant to the terms of an advisory agreement through September 27, 2024, at an advisory fee of $7,500 per week for each week of the term. At the end of his employment, he was not eligible for the severance benefits described above and his then-unvested equity was forfeited. In recognition of Mr. Enslin's continued transition support, the post-termination exercise period for his vested non-qualified stock options was extended from 90 days to the end of fiscal year 2025.

Ashim Gupta
In January 2018, we entered into an offer letter with Mr. Gupta as Chief Financial Officer, and in September 2024, we entered into a new offer letter with Mr. Gupta, confirming his position as our Chief Financial Officer and adding the role of Chief Operating Officer, which supersedes the terms of his prior offer letter. The offer letter has no specific term and provides for at-will employment. Mr. Gupta’s annual base salary is $600,000, and he is currently eligible for an annual discretionary performance bonus of up to 80% of his annual base salary, based on individual and corporate performance goals.
Under the terms of Mr. Gupta’s offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Gupta will be eligible to receive twelve months of his then current base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Gupta must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Gupta resigns for Good Reason or if we terminate Mr. Gupta’s employment without Cause, in either case within twelve months following a Change in Control with respect to his stock options or a Sale Event (each as defined in his offer letter) with respect to his RSUs, in addition to the severance compensation, 100% of his then-unvested equity will immediately accelerate, vest, and become exercisable and non-forfeitable.
Brad Brubaker
In February 2021, we entered into an offer letter with Brad Brubaker, our Chief Legal Officer. The offer letter has no specific term and provides for at-will employment. Mr. Brubaker's current annual base salary is $500,000, and he is currently eligible for an annual discretionary performance bonus of up to 50% of his annual base salary, based on individual and corporate performance goals.
Under the terms of Mr. Brubaker's offer letter, if we terminate his employment without Cause (as defined in his offer letter), then as a severance benefit Mr. Brubaker will be eligible to receive twelve months of base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Brubaker must sign and comply with a general release agreement in a form acceptable to us. Further, if we terminate Mr. Brubaker's employment without Cause within twelve months following a Change in Control with respect to his stock options or a Sale Event (each as defined in his offer letter) with respect to his RSUs, in addition to the severance compensation, 100% of his then-unvested equity will immediately accelerate, vest, and become exercisable and non-forfeitable.
Other Benefits
We do not generally provide a significant number of perquisites or personal benefits to our NEOs. Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. As with all other employees, we pay the premiums for basic life, accidental death and dismemberment, and disability insurance for our NEOs. Our NEOs may also utilize lifestyle spending wellness benefits and catered meal benefits, both of which are available to our broader employee population. Our Chief Executive Officer, Mr. Dines, also has benefits provided including supplemental health benefits and personal security services. The personal security services are provided for UiPath's benefit, and UiPath considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Dines. Nevertheless, the expenses associated with these security services are reflected in the “All Other Compensation” column of the Summary Compensation Table below.
We maintain a defined contribution retirement plan that provides eligible employees, including each of our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “IRC”). We have the ability to make discretionary contributions to the 401(k) plan. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully-vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the IRC with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the IRC. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
We also offer employees, including our NEOs, the opportunity to participate in our 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective on the date of the underwriting agreement related to our initial public offering. The purpose of our ESPP is to attract new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success. Our ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our Class A common stock in a manner that may qualify for favorable tax treatment under Section 423 of the IRC. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Compensation Risk Assessment
In early fiscal year 2026, the compensation committee reviewed the fiscal year 2025 compensation program with the assistance of its independent consultant, including pay mix, base salary, variable short term incentives, sales compensation programs, equity incentives, severance and benefits, and governance provisions. There are factors that reduce the likelihood of excessive risk-taking, including the compensation committee's annual review of target compensation levels relative to a reasonable set of peer companies and review alignment of compensation with performance; cash compensation levels within market ranges for executives; effective balance in fixed and variable pay and short- and longer-term performance focus; short-term incentive opportunities and plan mechanics that generally adhere to peer and typical broader market practices; competitive equity grant levels relative to market that align executive/employee interests with stockholder interests; and administration practices and policies that are aligned with market best practices. Based on these and other factors, the committee concluded that UiPath's fiscal year 2025 compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on the Company.
Insider Trading Policy; Prohibition on Hedging, Short Sales, and Pledging
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, employees and designated contractors or consultants that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. In addition, as set forth in our insider trading policy, it is our policy to comply with applicable laws and regulations relating to insider trading when engaging in transactions in our securities. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended January 31, 2025.
Our insider trading policy prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account, and pledging our shares as collateral for a loan.
Clawback Policy
Our Incentive Compensation Recoupment Policy is attached as Exhibit 97 to our Annual Report and posted on our website at ir.uipath.com/governance/governance-documents.
Stock Ownership Policy
Our compensation committee believes that, in order to more closely align the interests of our executive officers and the members of our board of directors with the interests of our other stockholders, all executive officers and directors should maintain a minimum level of equity interests in our Company’s Class A common stock. The stock ownership policy requires our chief executive officer to maintain ownership of our stock equal to five times his annual base salary and requires our other executive officers to maintain stock ownership equal to two times their respective annual base salary. Directors are required to hold five times the annual board retainer in UiPath equity. The policy provides that "eligible shares" include shares owned outright by the individual (and immediate family members) and shares held in trust for the benefit of the individual or the individual's family member(s). Unexercised stock options, unvested restricted stock awards and RSUs, and unvested PSUs are not considered "eligible shares" under this policy.
Each of Mr. Dines, Mr. Gupta, and Mr. Brubaker, measured as of January 31, 2025, meet the ownership requirements, and Mr. Enslin, during his tenure, met the ownership requirements. Each of our directors, measured as of January 31, 2025, with the exception of Mr. Somasegar and Ms. Yang, who joined the board in February 2024 and September 2024, respectively, meets this requirement. Each executive officer or director has five years from the date of their becoming subject to the policy to come into compliance with this policy. After this compliance deadline, until an individual meets the applicable requirement, the after-tax portion of all equity awards that such individual acquires pursuant to exercise or award vesting must be held until they are in compliance with this policy.
Tax and Accounting Implications
We record stock-based compensation expense on an ongoing basis in accordance with ASC 718.

Under Section 162(m) of the IRC, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is non-deductible due to the deduction limit under Section 162(m) of the IRC.
Report of the Compensation Committee
The compensation committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to our board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into UiPath’s annual report on Form 10-K for the fiscal year ended January 31, 2025.
UiPath, Inc. Compensation Committee
Richard P. Wong (Chair)
Daniel D. Springer
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of UiPath, Inc. under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, other than UiPath, Inc.’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table — Fiscal Year 2025, 2024, and 2023
The following table presents all of the compensation awarded to or earned by or paid to our NEOs for the fiscal years indicated:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
Daniel Dines, Chief Executive Officer	2025	$6,017	$—	$—	$—	$1,069,696	$1,075,713
	2024	$6,017	$—	$—	$—	$719,980	$725,997
	2023	$6,017	$—	$—	$—	$765,818	$771,835
Robert Enslin, Former Chief Executive Officer (4)	2025	$281,250	$13,832,589	$1,710,406	$—	$122,649	$15,946,894
	2024	$750,000	$15,063,554	$—	$675,000	$16,102	$16,504,656
	2023	$531,250	$34,095,445	$18,934,419	$472,813	$21,702	$54,055,629
Ashim Gupta, Chief Financial Officer and Chief Operating Officer	2025	$537,500	$9,943,287	$—	$245,100	$16,338	$10,742,225
	2024	$500,000	$7,531,777	$—	$292,500	$16,725	$8,341,002
	2023	$500,000	$14,847,090	$—	$289,250	$10,322	$15,646,662
Brad Brubaker, Chief Legal Officer	2025	$500,000	$5,134,364	$—	$142,500	$20,404	$5,797,268
	2024	$491,667	$4,217,792	$—	$221,250	$16,964	$4,947,673
	2023	$450,000	$5,819,288	$—	$200,250	$13,604	$6,483,142
(1) Amounts reported represent the aggregate grant date fair value of stock awards or stock options, as applicable, granted to the NEO, computed in accordance with ASC 718. For information on how the fair value of these awards was determined, refer to the discussions of significant accounting policies and equity incentive plans and stock-based compensation included in the Annual Report, as filed with the SEC on March 24, 2025. These amounts do not reflect the actual economic value that may be realized by the NEO.
(2) Amounts shown represent the NEOs’ total bonuses earned for the fiscal years 2025, 2024, and 2023, as applicable, based on the achievement of Company performance goals as determined by the compensation committee.
(3) For fiscal year 2025, amounts include life insurance premium payments made by us on behalf of NEOs and 401(k) match contributions for each NEOs (Mr. Enslin, $7,031; Mr. Gupta, $12,542; Mr. Brubaker $11,500). Messrs. Dines, Enslin, Gupta, and Brubaker used the Company's catered meal benefit. With respect to Mr. Dines, the amount shown for fiscal year 2025 includes personal security services in the amount of $1,021,428 and health insurance costs in the amount of $47,702. With respect to Mr. Enslin, the amount shown for fiscal year 2025 includes advisory fees of $112,500 for transition support through September 27, 2024 pursuant to the terms of an advisory agreement.
(4) On May 23, 2024, Mr. Enslin informed us of his decision to resign as Chief Executive Officer, effective June 1, 2024. Mr. Enslin's fiscal year 2025 stock award was forfeited in June 2024 in connection with his resignation. However, in consideration of transition support subsequently provided by Mr. Enslin pursuant to the terms of an advisory agreement, his window for post-termination exercise of vested options was extended until the end of fiscal year 2025. The amount reported under option awards for fiscal year 2025 represents the incremental fair value of such modification computed in accordance with ASC 718.

Grants of Plan Based Awards — Fiscal Year 2025
The following table presents information regarding each plan-based award granted to our NEOs during fiscal year 2025:

Name	Grant Date/Award Name	Estimated possible payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Daniel Dines	Fiscal year 2025 annual bonus	$—	$—	$—	—	—	—	$—
Robert Enslin	Fiscal year 2025 annual bonus (2)	$375,000	$750,000	$1,125,000	—	—	—	$—
	4/5/2024—annual grant (2)	$—	$—	$—	652,173	—	—	$13,832,589
	Fiscal year 2025 modification of prior grants (3)	$—	$—	$—	—	—	—	$1,710,406
Ashim Gupta	Fiscal year 2025 annual bonus	$215,000	$430,000	$645,000	—	—	—	$—
	4/5/2024—annual grant	$—	$—	$—	326,086	—	—	$6,916,284
	10/2/2024—supplemental grant	$—	$—	$—	245,499	—	—	$3,027,003
Brad Brubaker	Fiscal year 2025 annual bonus	$125,000	$250,000	$375,000	—	—	—	$—
	4/5/2024—annual grant	$—	$—	$—	182,608	—	—	$3,873,116
	10/2/2024—supplemental grant	$—	$—	$—	102,291	—	—	$1,261,248
(1) Amounts reported represent the grant date fair value of awards granted to our NEOs under the 2021 Plan, computed in accordance with ASC 718. For information on how the fair value of these awards was determined, refer to the discussions of significant accounting policies and equity incentive plans and stock-based compensation included in the Annual Report, as filed with the SEC on March 24, 2025. This amount does not reflect the actual economic value that may be realized by the NEO.
(2) In connection with his resignation in June 2024, Mr. Enslin forfeited his fiscal year 2025 annual grant and the opportunity to earn his fiscal year 2025 annual bonus.
(3) In connection with his resignation in June 2024 and transition support subsequently provided pursuant to the terms of an advisory agreement, Mr. Enslin's window for post-termination exercise of vested options was extended until the end of fiscal year 2025. The amount reported represents the incremental fair value of such modification computed in accordance with ASC 718.
Outstanding Equity Awards at Fiscal Year End — Fiscal Year 2025
The following table sets forth certain information about equity awards granted to our NEOs that remain outstanding as of January 31, 2025:

Name	Grant Date	Option Awards (1)					Stock Awards (1)
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
(a)		(b)	(c)		(e)	(f)	(g)		(h)
Daniel Dines	—	—	—		—	—	—		$—
Robert Enslin	—	—	—	(3)	—	—	—		$—
Ashim Gupta	6/30/2018	148,009	—	(4)	$0.75	6/29/2028	—		$—
	1/28/2022	—	—		—	—	53,047	(5)	$754,328
	4/13/2023	—	—		—	—	192,948	(6)	$2,743,721
	4/5/2024	—	—		—	—	244,564	(7)	$3,477,700
	10/2/2024	—	—		—	—	157,119	(8)	$2,234,232
Brad Brubaker	4/30/2020	60,987	—	(9)	$3.38	4/29/2030	—		—
	7/20/2020	306,818	—	(10)	$5.06	6/13/2029	—		—
	1/28/2022	—	—		—	—	37,392	(11)	$531,714
	4/13/2023	—	—		—	—	105,932	(12)	$1,506,353
	4/5/2024	—	—		—	—	136,956	(7)	$1,947,514
	10/2/2024	—	—		—	—	65,466	(13)	$930,927
(1) All equity awards listed in this table were granted pursuant to the 2018 Stock Plan (“2018 Plan”) or the 2021 Plan.

(2) Market value is calculated based on the closing price of our Class A common stock on January 31, 2025, which was $14.22, as reported on the NYSE.
(3) In connection with his resignation in June 2024, Mr. Enslin forfeited all of his then-unvested equity awards.
(4) This option award vested based upon the following vesting schedule: 247,500 of the shares underlying this option vested on February 6, 2019, and the remaining shares vested in equal monthly installments through February 6, 2022.
(5) This RSU award vests based upon the following vesting schedule: 38,380 of the shares underlying this RSU vested on each of April 1, July 1, and October 1, 2022 and January 1, 2023; and 24,836 shares vested on each of April 1, July 1, and October 1, 2023 and January 1, 2024, with the remaining shares vesting in equal quarterly installments through January 1, 2026, subject to the NEO's continuous service through each such vesting date.
(6) This RSU award vests based upon the following vesting schedule: 22,700 of the shares underlying this RSU vested on each of July 1 and October 1, 2023 and January 1, 2024, with the remaining shares vesting in equal quarterly installments through January 1, 2026, subject to the NEO's continuous service through each such vesting date.
(7) This RSU award vests based upon the following vesting schedule: the shares underlying this RSU vest in equal quarterly installments over three years, beginning on July 1, 2024, subject to the NEO's continuous service through each such vesting date.
(8) This RSU award vests based upon the following vesting schedule: 88,380 of the shares underlying this RSU vested on January 1, 2025; 26,392 shares vested on April 1, 2025; and 26,392 shares will vest on each of July 1 and October 1, 2025 and January 1, 2026, with the remaining shares vesting in equal quarterly installments through July 1, 2027, subject to the NEO's continuous service through each such vesting date.
(9) This option award vested based upon the following vesting schedule: 15,246 of the shares underlying this option vested on April 15, 2021, and the remaining shares vested in equal monthly installments through April 15, 2024.
(10) This option award vested based upon the following vesting schedule: 133,411 of the shares underlying this option vested on July 20, 2020, and the remaining shares vested in equal monthly installments from August 15, 2020 to April 15, 2023.
(11) This RSU award vests based upon the following vesting schedule: 29,913 of the shares underlying this RSU vested on April 1, 2023, with the remaining shares vesting in equal quarterly installments through April 1, 2026, subject to the NEO's continuous service through each such vesting date.
(12) This RSU award vests based upon the following schedule: shares underlying this RSU vest in equal quarterly installments over three years, beginning on July 1, 2023, subject to the NEO's continuous service through each such vesting date.
(13) This RSU award vests based upon the following vesting schedule: 36,825 of the shares underlying this RSU vested on January 1, 2025; 10,997 shares vested on April 1, 2025; and 10,997 shares will vest on each of July 1 and October 1, 2025 and January 1, 2026, with the remaining shares vesting in equal quarterly installments through July 1, 2027, subject to the NEO's continuous service through each such vesting date.
Options and RSUs held by certain of our NEOs are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “Employment Agreements" for a description of such potential acceleration.
Options Exercised and Stock Vested — Fiscal Year 2025
The following table shows sets forth certain information regarding any option exercises and stock awards vested during fiscal year 2025 with respect to our NEOs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel Dines	—	$—	—	$—
Robert Enslin	541,907	$874,060	260,333	$6,010,668
Ashim Gupta	—	$—	549,008	$8,688,554
Brad Brubaker	—	$—	228,827	$3,512,180
(1) The value realized on exercise is determined by multiplying the number of exercised options by the closing price of our Class A common stock on the date of exercise minus the exercise price. This amount does not reflect the actual economic value that may be realized by the NEOs.
(2) The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. This amount does not reflect the actual economic value that may be realized by the NEOs.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our NEOs would be entitled assuming their employment was terminated as of the last business day of fiscal year 2025:

	Daniel Dines	Ashim Gupta	Brad Brubaker
Voluntary Termination for Good Reason (1)
Cash Severance	$—	$600,000	$—
Equity Acceleration	N/A	N/A	N/A
Involuntary Not-For-Cause Termination
Cash Severance	$—	$600,000	$500,000
Equity Acceleration	N/A	N/A	N/A
Voluntary Termination for Good Reason Upon a Change in Control (1)(2)
Cash severance	$—	$600,000	$—
Equity Acceleration (3)	N/A	$9,209,981	N/A
Involuntary Termination Not-For-Cause Upon a Change in Control (2)
Cash Severance	$—	$600,000	$500,000
Equity Acceleration (3)	N/A	$9,209,981	$4,916,508
Change in Control Without Termination
Cash Severance	$—	$—	$—
Equity Acceleration	$—	$—	$—
(1) As defined in Mr. Gupta's agreement, the term “Good Reason” shall mean a direct consequence of: (i) a material diminution in the executive's responsibilities, authority or duties without the executive's consent; (ii) a material diminution in the executive's base compensation; and/or (iii) a material change in the geographic location of the executive's primary work location without the executive's consent (excluding business travel generally required in the ordinary course of the executive's role and responsibilities), in each case, provided that the executive has given written notice to the Company of such event within thirty (30) days after the occurrence thereof, the Company fails to cure such event to the executive's reasonable satisfaction within thirty (30) days after receipt of such notice, and the executive resigns within thirty (30) days after the end of such cure period.
(2) Termination must be within twelve months of a Change in Control or Sale Event (both as defined in the NEOs' respective offer letters). For the purposes of this table, the amounts reported for accelerated vesting of unvested equity assumes that a change in control event is both a "Sale Event" and a "Change in Control" event for each of Mr. Gupta and Mr. Brubaker, as applicable.
(3) The value of accelerated vesting of unvested RSUs is based upon the closing price of our Class A Common Stock on January 31, 2025, multiplied by the number of unvested RSUs.
As discussed above, under "Employment Agreements", at the end of his service as Chief Executive Officer, Mr. Enslin was not eligible for severance benefits and his then-unvested equity was forfeited. In recognition of Mr. Enslin's service, the post-termination exercise period for his vested non-qualified stock options was extended from 90 days to the end of fiscal year 2025.
CEO Pay Ratio Disclosures
In accordance with SEC rules, we are providing the ratio of the total annual compensation of our chief executive officer, as of November 1, 2024, Daniel Dines, during the last completed fiscal year to the total annual compensation of our median compensated employee (the “Median Employee”). For fiscal year 2025, the ratio of Mr. Dines' total annual compensation to that of the Median Employee is 7:1. We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below. As disclosed in the Summary Compensation Table, the total annual compensation of Mr. Dines for fiscal year 2025 was $1,075,713. The total annual compensation of the Median Employee for fiscal year 2025 was $163,396, calculated in the same manner as the compensation for our chief executive officer in accordance with SEC rules.
For additional information about the compensation of our chief executive officer, see the “Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
For purposes of identifying the global median employee for fiscal year 2025, we used our global employee population as of November 1, 2024, which consisted of 3,977 total global employees, of whom 1,165 were employed in the U.S. and 2,812 were employed in foreign jurisdictions. As permitted by SEC rules, we excluded leased employees and independent contractors, as well as 196 employees in the following foreign jurisdictions:

Country	Number of Employees	Country	Number of Employees
Brazil	27	Mexico	5
Chile	1	New Zealand	1
China	23	Norway	3
Czechia	1	Peru	1
Denmark	14	Philippines	1
Finland	6	Portugal	1
Hong Kong	14	Saudi Arabia	17
Indonesia	2	South Africa	6
Ireland	4	Sweden	13
Israel	9	Taiwan	9
Republic of Korea	33	Thailand	2
Malaysia	3
After giving effect to these exclusions, the number of global employees from which the Median Employee was identified was 3,781. To identify the Median Employee, we first calculated the sum of annual base salary, target bonus, and the grant date fair value of equity awards granted from November 1, 2023 through October 31, 2024 for the global population. We annualized this amount for employees who commenced employment during that period. For employees paid in currencies other than U.S. dollars, we converted to U.S. dollars using exchange rates as of October 31, 2024. Upon calculating the median amount of compensation utilizing this methodology, we applied statistical sampling with the assistance of an outside expert to identify the population of employees with compensation within a five percent range around the median. From this population of employees, we identified a Median Employee and then calculated their total annual compensation.
The compensation data used for identification of the Median Employee included the following elements for the twelve-month period preceding the determination date:
•base pay, which included all regular wages, overtime, paid time off, pay related to leaves of absences and leave payout, and allowances;
•actual cash bonus compensation paid;
•actual commissions paid; and
•grant date fair value of equity awards granted.
We believe the pay ratio presented above is a reasonable estimate calculated in a manner consistent with applicable SEC rules. Because the SEC rules for identifying the global median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Pay Versus Performance Disclosures
Provided below is the Company’s pay versus performance disclosure regarding the relationship between the compensation actually paid to (i) each individual who has served as our principal executive officer ("PEO") during any or all of fiscal year 2025, fiscal year 2024, fiscal year 2023, and fiscal year 2022 and (ii) our other non-PEO NEOs (determined as an average, as set forth below) during each of fiscal year 2025, fiscal year 2024, fiscal year 2023, and fiscal year 2022 and our financial performance, as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. Since the Company completed its initial public offering in fiscal year 2022, data from fiscal year 2021 is excluded from the disclosure. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the compensation committee evaluates compensation decisions in light of Company or individual performance. Please refer to the section titled "Executive Compensation—Compensation Discussion and Analysis" for a discussion of our executive compensation objectives and the ways in which we align executive compensation with performance.
Tabular Disclosure of Most Important Performance-Related Measures
The following table sets forth an unranked list of performance measures that, in our assessment, represent the most important performance measures the Company used to link executive compensation actually paid to the PEO and other NEOs to Company performance in the most recent fiscal year. We are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the compensation committee to determine NEO compensation. For more information, see Executive Compensation—Compensation Discussion and Analysis.

Metric	Definition
Incremental Annualized Renewal Run-rate
iARR is incremental Annualized Renewal Run-rate. We define Annualized Renewal Run-rate ("ARR") as annualized invoiced amounts per solution SKU from subscription licenses and maintenance and support obligations assuming no increases or reductions in customers' subscriptions. ARR does not include the costs we may incur to obtain such subscription licenses or provide such maintenance and support. ARR also does not reflect nonrecurring rebates payable to partners (upon establishing sufficient history of their nonrecurring nature), the impact of nonrecurring incentives (such as one-time discounts provided under sales promotional programs), and any actual or anticipated reductions in invoiced value due to contract non-renewals or service cancellations other than for certain reserves (for example those for credit losses or disputed amounts).

Non-GAAP Operating Income
We calculate non-GAAP operating income by excluding the following items that are included in GAAP operating income (loss): stock-based compensation expense; amortization of acquired intangibles; employer payroll tax expense related to employee equity transactions; restructuring costs; and charitable donations of Class A common stock.

For fiscal year 2025, we changed our company-selected measure from non-GAAP operating margin to non-GAAP operating income because we measured our performance against, and compensated our NEOs based on, non-GAAP operating income in fiscal year 2025.
Pay Versus Performance Table

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Fiscal Year	Summary Compensation Table Total for First PEO (1)(7)	Summary Compensation Table Total for Second PEO (2)(7)	Compensation Actually Paid to First PEO (1)(7)	Compensation Actually Paid to Second PEO (2)(7)	Average Summary Compensation Table Total for Non-PEO NEOs (3)(8)	Average Compensation Actually Paid to Non-PEO NEOs (3)(8)	Value of initial $100 investment based on:		Net Loss (in thousands)	Non-GAAP Operating Income (6)
							Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)
2025	$1,075,713	$15,946,894	$1,075,713	$(42,495,658)	$8,269,746	$3,313,474	$20.61	$179.00	$(73,694)	$240,582
2024	$725,997	$16,504,656	$725,997	$34,913,743	$6,644,337	$11,576,933	$33.30	$141.22	$(89,883)	$232,564
2023	$771,835	$54,055,629	$771,835	$52,437,490	$18,760,864	$3,942,402	$22.26	$94.95	$(328,352)	$65,160
2022	$669,646	N/A	$669,646	N/A	$18,691,013	$5,359,470	$52.94	$113.78	$(525,586)	$73,840
(1) Daniel Dines is our Co-Founder and has served as our Chairman since the Company’s founding. Mr. Dines is our first PEO in all fiscal years presented. Mr. Dines served as our Chief Executive Officer until May 2022, our Co-Chief Executive Officer from May 2022 to January 2024, our Chief Innovation Officer from February 2024 to June 2024, and our Chief Executive Officer since June 2024.
(2) Robert Enslin served as our Co-Chief Executive Officer between May 2022 and January 2024, and our Chief Executive Officer between February 2024 and June 2024. Mr. Enslin is presented as our second PEO in fiscal years 2023, 2024, and 2025.
(3) The non-PEO NEOs for the applicable years were as follows:
•Fiscal year 2025: Ashim Gupta, our Chief Financial Officer and Chief Operating Officer; and Brad Brubaker, our Chief Legal Officer;
•Fiscal year 2024: Ashim Gupta, our Chief Financial Officer; and Brad Brubaker, our Chief Legal Officer;
•Fiscal years 2023 and 2022: Ashim Gupta, our Chief Financial Officer; Brad Brubaker, our Chief Legal Officer; Ted Kummert, our former VP Product and Engineering (through April 2023); and Chris Weber, our former Chief Business Officer (through April 2023).
(4) The calculation assumes a $100 investment in our Class A common stock at April 21, 2021, the date our Class A common stock began trading on the NYSE through the end of the respective fiscal year, with cash dividends reinvested as applicable.
(5) The peer group used in the relevant year corresponds with the peer groups used by the Company in that year for the purposes of the disclosure required pursuant to Item 201(e) if Regulation S-K, in our Annual Report. The peer group is the S&P 500 Technology Index. The calculation assumes a $100 investment at April 21, 2021, the date our Class A common stock began trading on the NYSE, through the end of the respective fiscal year, with cash dividends reinvested as applicable.
(6) Non-GAAP operating income is our company-selected measure. Refer to Tabular Disclosure of Most Important Performance-Related Measures above and to Executive Bonus Goal Setting for further information about the calculation of Non-GAAP operating income. For fiscal year 2025, we changed our company-selected measure from non-GAAP operating margin to non-GAAP operating income. Accordingly, the company-selected measure information for fiscal years 2024, 2023, and 2022 in the table above has been updated to present non-GAAP operating income.

(7) Reconciliations of summary compensation table ("SCT") data to compensation actually paid ("CAP") for fiscal year 2025 for PEOs are included in the table below:

	PEO 1 (Daniel Dines)	PEO 2 (Robert Enslin)
Summary Compensation Table Total	$1,075,713	$15,946,894
Deduct: Grant date fair value of awards granted during the fiscal year	—	(13,832,589)
Add: Fair value of awards at fiscal year-end that were granted during the fiscal year	—	—
Add: Year-over-year change in fair value of outstanding and unvested equity awards	—	—
Add: Fair value as of vesting date of equity awards granted and vested during the fiscal year	—	—
Add: Change in fair value as of vesting date of equity awards granted in prior fiscal years that vested during the fiscal year	—	(216,828)
Add: Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	(44,393,135)
Compensation Actually Paid Table Total	$1,075,713	$(42,495,658)
(8) Reconciliation of SCT data to CAP for fiscal year 2025 for Non-PEO NEOs is included in the table below:

Average for Non-PEO NEOs
Summary Compensation Table Total	$8,269,746
Deduct: Grant date fair value of awards granted during the fiscal year	$(7,538,825)
Add: Fair value of awards at fiscal year-end that were granted during the fiscal year	$4,295,187
Add: Year-over-year change in fair value of outstanding and unvested equity awards	$(1,705,217)
Add: Fair value as of vesting date of equity awards granted and vested during the fiscal year	$1,600,901
Add: Change in fair value as of vesting date of equity awards granted in prior fiscal years that vested during the fiscal year	(1,608,318)
Compensation Actually Paid Table Total	$3,313,474

Compensation Actually Paid (CAP) vs. Total Shareholder Return (TSR)
$113.78
$52.94
$0.7
$5.4
$52.4
$94.95
$22.26
$0.8
$3.9
$141.22
$34.9
$33.30
$0.7
$11.6
$179.00
$20.61
$1.1
$3.3
$(42.5)
FY 2022
FY 2023
FY 2024
FY 2025
CAP: PEO 1 (in millions)
CAP: PEO 2 (in millions)
CAP: Average Non-PEO NEOs (in millions)
Company TSR
Peer group TSR

CAP vs. Net Loss
$(525.6)
$(328.4)
$(89.9)
$(73.7)
$52.4
$34.9
$11.6
$0.7
$5.4
$0.8
$3.9
$0.7
$1.1
$3.3
$(42.5)
FY 2022
FY 2023
FY 2024
FY2025
CAP: PEO 1 (in millions)
CAP: PEO 2 (in millions)
CAP: Average Non-PEO NEOs (in millions)
Net Loss (in millions)

CAP vs. Non-GAAP Operating Income
$52.4
$232.6
$240.6
$34.9
$73.8
$65.2
$11.6
$5.4
$3.9
$3.3
$0.7
$0.8
$0.7
$1.1
$(42.5)
FY 2022
FY 2023
FY 2024
FY 2025
CAP: PEO 1 (in millions)
CAP: PEO 2 (in millions)
CAP: Average Non-PEO NEOs (in millions)
Non-GAAP Operating Income (in millions)

All information provided under the above "Pay Versus Performance" heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2025. Information is included for equity compensation plans approved by our stockholders. (We have no equity compensation plans that are not approved by our stockholders.):

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	30,384,125	$0.60	116,468,980
Equity plans not approved by stockholders	—	—	—
(1) Includes options and RSU awards under the 2015 Stock Plan (the "2015 Plan"), the 2018 Plan, and the 2021 Plan, but does not include future rights to purchase Class A common stock under the ESPP, which depend on a number of factors described in the ESPP and will not be determined until the end of the applicable purchase period.
(2) The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3) Includes 93,837,509 shares available for future issuance under the 2021 Plan and 22,631,471 shares available for future purchases under the ESPP the ESPP. Stock options or other stock awards granted under the 2018 Plan that are forfeited, cancelled, expired, or repurchased become available for issuance under the 2021 Plan.
The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each year for a period of ten years, beginning on February 1, 2022 and continuing through February 1, 2031, in an amount equal to 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on the preceding January 31, or (2) a lesser number of shares determined by our board of directors no later than the February 1 increase. In addition, the ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1 of each year for a period of up to ten years commencing on February 1, 2022 and continuing through February 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on January 31 of the preceding year, and (ii) 15,500,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to February 1 of a given year.
Accordingly, on February 1, 2025, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 27,675,588 shares and 5,535,117 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PROPOSAL 2
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs (as disclosed under Executive Compensation—Compensation Discussion and Analysis, the tables included under the heading “Executive Compensation,” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provide a comprehensive review of our executive compensation program and its elements, objectives, and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our NEOs in its totality, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the stockholders of UiPath, Inc. (the "Company") hereby approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.
PROPOSAL 3
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending January 31, 2026 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to attend the Annual Meeting online and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from our stockholders.
Neither our second amended and restated bylaws nor other governing documents or law require stockholders' ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of UiPath and our stockholders.

Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by KPMG LLP for the fiscal years ended January 31, 2025 and 2024 (in thousands):

	Fiscal Year Ended January 31,
	2025	2024
Audit fees (1)	$2,743	$2,608
Audit-related fees (2)	400	145
Tax fees (3)	—	9
Total fees	$3,143	$2,762
(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2) Audit-related fees consist of fees for assurance and audit-related services performed for the Company or its subsidiaries but not directly related to the audits. Audit-related fees include attestation or agreed-upon procedures.
(3) Tax fees consist primarily of fees for routine international tax compliance and advisory services, including the review and preparation of tax returns, related compliance services, and routine tax advice.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services, and permitted non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm, or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chair of the audit committee. The chair must update the audit committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
All services provided by KPMG LLP for our fiscal year ended January 31, 2025, described in Principal Accountant Fees and Services above, were pre-approved by the audit committee of our board of directors. Our audit committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING January 31, 2026.
Audit Committee Report
As set forth in its charter, the audit committee assists our board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the audit committee, is available online at ir.uipath.com/governance/governance-documents.
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2025, with the management of UiPath. The audit committee has discussed with UiPath’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The audit committee has also received the written disclosures from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with KPMG LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in UiPath’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, for filing with the SEC.

UiPath, Inc.

Audit Committee

Michael Gordon (Chair)
Daniel Springer

Karenann Terrell
June Yang

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 29, 2025 by:
•each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;
•each of our NEOs;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 457,414,457 shares of Class A common stock and 77,452,748 shares of Class B common stock outstanding as of April 29, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or would become exercisable or vest based on service-based vesting conditions within 60 days of April 29, 2025. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o UiPath, Inc., One Vanderbilt Avenue, 60th Floor, New York, New York 10017.

Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power †
		%	Number of Shares	%	%
5% Stockholders:
Daniel Dines (1)	32,011,840	7.0%	77,452,749	100%	86.6%
The Vanguard Group (2)	47,754,958	10.4%	—	—	1.5%
BlackRock, Inc. (3)	25,049,697	5.5%	—	—	*
Other Directors and Named Executive Officers:
Robert Enslin (4)	—	*	—	—	*
Ashim Gupta (5)	413,696	*	—	—	*
Brad Brubaker (6)	772,676	*	—	—	*
Philippe Botteri (7)	3,144,825	*	—	—	*
Michael Gordon (8)	159,400	*	—	—	*
Sivaramakichenane Somasegar	—	*	—	—	*
Daniel D. Springer (9)	119,055	*	—	—	*
Laela Sturdy (10)	54,424	*	—	—	*
Karenann Terrell (11)	52,708	*	—	—	*
Richard P. Wong (12)	9,845,611	2.2%	—	—	*
June Yang (13)	25,716	*	—	—	*
All executive officers and directors as a group (11 persons) (4) (14)	46,599,951	10.2%	77,452,749	100%	87.0%

* Less than one percent
† Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to thirty five votes per share, and holders of our Class A common stock are entitled to one vote per share.
(1) Includes (A) 32,011,840 shares of Class A Common Stock, consisting of (i) 24,918,585 shares held by IceVulcan Investments Ltd, (ii) 6,853,255 shares held by Ice Vulcan Holding Limited, and (iii) 240,000 shares held by Mr. Dines’ spouse; and (B) 77,452,748 shares of our Class B Common Stock held by Ice Vulcan Holding Limited. Mr. Dines is the sole shareholder of IceVulcan Investments Ltd and Ice Vulcan Holding Limited, and retains sole voting and investment power with respect to the shares held by such entities.
(2) The information reported is based solely on the Schedule 13G/A filed with the SEC on February 7, 2025, which reflects that as of January 31, 2025, The Vanguard Group owned 47,754,958 shares of Class A Common Stock, of which The Vanguard Group had sole voting power with respect to 0 shares, shared voting power with respect to 196,380 shares, sole dispositive power with respect to 47,051,456 shares, and shared dispositive power with respect to 703,502 shares. The principal business office for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(3) The information reported is based solely on the Schedule 13G filed with the SEC on November 8, 2024, which reflects that as of September 30, 2024, BlackRock, Inc. owned 25,049,697 shares of Class A Common Stock, of which BlackRock, Inc. had sole voting power with respect to 24,033,944 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to 25,049,697 shares. The principal business office for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4) Mr. Enslin resigned as our Chief Executive Officer in June 2024. He is included in this table because he was a named executive officer for the fiscal year ended January 31, 2025, but he is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group.
(5) Includes (a) 505 shares held in a family trust and (b) 148,009 shares of Class A common stock issuable upon the exercise of options within 60 days of April 29, 2025.
(6) Includes 367,805 shares of Class A Common stock issuable upon the exercise of options within 60 days of April 29, 2025.
(7) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs within 60 days of April 29, 2025. Mr. Botteri owns 3,127,804 shares of Class A common stock for which he has sole voting and sole dispositive power.
(8) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Mr. Gordon within 60 days of April 29, 2025.
(9) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Mr. Springer within 60 days of April 29, 2025.
(10) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Ms. Sturdy within 60 days of April 29, 2025.
(11) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Ms. Terrell within 60 days of April 29, 2025.
(12) Includes 774,831 shares of Class A common stock held by Mr. Wong, for which he holds sole voting and dispositive power, 17,021 shares of shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs within 60 days of April 29, 2025, and 9,016,356 shares of Class A common stock, of which 5,928,668 shares are directly owned by Accel Leaders Fund L.P. ("ALF"), 283,262 shares are directly owned by Accel Leaders Fund Investors 2016 L.L.C ("ALFI16"), 2,661,927 shares are directly owned by Accel Growth Fund IV L.P. ("AGF4"), 15,157 shares are directly owned by Accel Growth Fund IV Strategic Partners L.P. ("AGF4SP"), and 127,342 are directly owned by Accel Growth Fund Investors 2016 L.L.C ("AGFI16"). Accel Leaders Fund Associates L.L.C. ("ALFA"), the general partner of ALF, may be deemed to have sole power to vote the shares owned by ALF. Accel Growth Fund IV Associates L.L.C., the general partner of AGF4 and AGF4SP, may be deemed to have sole power to vote the shares owned by AGF4 and AGF4SP. Mr. Wong, a director of the Company and a managing member of ALFA, ALFI16, AGF4A, and AGFI16, may be deemed to have shared power to vote these shares.
(13) Includes 17,021 shares of Class A common stock issuable upon the vesting and settlement of outstanding RSUs held by Ms. Yang within 60 days of April 29, 2025.
(14) Includes (a) 45,964,990 shares of Class A common stock, (b) 119,147 shares of Class A common stock resulting from the settlement of RSUs within 60 days of April 29, 2025 and 515,814 shares of Class A common stock issuable upon the exercise of options within 60 days of April 29, 2025, and (c) 77,452,748 shares of Class B common stock beneficially owned by our executive officers and directors.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, as amended, requires directors, executive officers, and beneficial owners of more than ten percent of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no Form 5 is required, we believe that all such reports were submitted on a timely basis during the fiscal year ended January 31, 2025.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2024 to which we were a participant or will be a participant, in which (a) the amounts involved exceeded or will exceed $120,000; and (b) any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest:
•Aharon Dines, the brother of Daniel Dines, our Chief Executive Officer, Co-Founder, and Chairman, is employed by UiPath SRL in customer service in a non-executive capacity. Pursuant to his employment, Aharon Dines received $141,423 in salary for the fiscal year ended January 31, 2025, additional cash compensation of $40,926, and stock options with an aggregate grant date fair value of $23,034.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at investor.relations@uipath.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request householding of their communications should contact their brokers.
OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Brad Brubaker
Brad Brubaker
General Counsel, Chief Legal Officer and Corporate Secretary
May 13, 2025
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.uipath.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 is also available without charge upon written request to us via email at investor.relations@uipath.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 25, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PATH2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 25, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73568-P28675

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIPATH, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees:		For	Withhold
1a.	Daniel Dines	☐	☐
1b.	Philippe Botteri	☐	☐
1c.	Michael Gordon	☐	☐
1d.	Sivaramakichenane Somasegar	☐	☐
1e.	Daniel D. Springer	☐	☐
1f.	Karenann Terrell	☐	☐
1g.	Richard P. Wong	☐	☐
1h.	June Yang	☐	☐

NOTE: Your proxy holder will also vote in their discretion on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V73569-P28675

UIPATH, INC.
Annual Meeting of Stockholders
June 26, 2025 11:00 A.M., EASTERN TIME
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Ashim Gupta and Hitesh Ramani, together and separate, as proxies, each with power of substitution, and hereby authorize(s) them to represent and to vote all of the shares of Class A and/or Class B Common Stock of UiPath, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/PATH2025 on June 26, 2025 at 11:00 a.m., Eastern Time, and at any adjournments or postponements thereof, in the manner directed on the reverse side of this card (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IT WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side